EXHIBIT 99.1

GREKA ENERGY CORPORATION
"Working for Profits"
                                                                    NEWS RELEASE


                        GREKA SHAREHOLDERS APPROVE MERGER

     July 28, 2003. NEW YORK, NEW YORK - Greka Energy Corporation (NASDAQ/NM:
GRKA) announced that, at a special meeting of the shareholders of the Company held on July 25, 2003, a majority of the shareholders adopted the merger agreement dated as of May 27, 2003 between the Company, Alexi Holdings Limited, and Alexi Corporation and approved the merger of Alexi Corporation with and into Greka. Alexi Corporation is a wholly-owned subsidiary of Alexi Holdings Limited which, for purposes of effecting the merger, was incorporated by Randeep S. Grewal, Greka's Chairman, CEO & President. Under the terms of the merger, Alexi Holdings Limited will acquire all of Greka's outstanding shares not already owned for a price of $6.25 per share payable in cash.

     The $6.25 per share cash consideration represents a 69% premium over the $3.70 closing price for Greka's stock on May 19, 2003, the last full trading day prior to Greka's announcement of Mr. Grewal's indication that he was evaluating a "going private" transaction. CIBC World Markets Corp., the independent financial advisor to the Company's special committee consisting of independent directors, rendered a fairness opinion to the special committee.

     The closing should occur promptly following the satisfaction of all the conditions in the merger agreement. Thereafter, it is expected that the shares of common stock of Greka will be delisted from trading on the NASDAQ and deregistered with the Securities and Exchange Commission.

Greka is a vertically-integrated energy company with primary areas of activities in California and long-term in China. The Company is principally focused on exploiting the high cash margin created from the relatively stable natural hedge by its crude production and the asphalt market in Central California.

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                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.

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     FOR MORE INFORMATION CONTACT: Richard A. L'Altrelli ral@grekaenergy.com
                                 (212) 218-4680
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BEIJING                             NEW YORK                         SANTA MARIA